Exhibit 5.2

366 Madison Avenue 3rd Floor New York, NY 10017 tel: (212) 588-0022 fax: (212) 826-9307

June 18, 2026

Mingteng International Corporation Inc.

No. 10 Fushi Road, Luoshe Town, Huishan District,

Wuxi, Jiangsu Province

People’s Republic of China 214000

Re: Mingteng International Corporation Inc.

Ladies and Gentlemen:

We have acted as U.S. securities counsel to Mingteng International Corporation Inc., a company established under the laws of the Cayman Islands (the “Company”), in connection with, among other matters, the issuance and sale of (i) 457,355 Class A Ordinary Shares (the “Shares”) of the Company, par value $0.00005 per share (the “Class A Ordinary Share”) and (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to an aggregate of 1,022,645Class A Ordinary Shares (the “Pre-Funded Warrant Shares”) pursuant to Securities Purchase Agreements, dated as of June 17, 2026, between the Company and the purchasers identified on the signature pages thereto (the “Purchase Agreement”). The Company and FT Global Capital, Inc. have entered into a placement agency agreement, dated June 17, 2026 (the “Placement Agency Agreement”).

The Company registered the sale of the Shares, the Pre-Funded Warrants and the Pre-Funded Warrant Shares by means of a prospectus supplement filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 18, 2026 (the “Prospectus Supplement”), related to the registration statement on Form F-3 (File No. 333-287843) including the base prospectus (the “Base Prospectus”), dated November 18, 2025 (the “Registration Statement”), which was initially filed with the SEC on June 6, 2025, declared effective on June 25, 2025 and, as amended by Post-Effective Amendment No. 2, declared effective on November 18, 2025. All capitalized terms used herein and not expressly defined herein have the definitions specified in the Placement Agency Agreement and, if not contradictory, the Purchase Agreement. This opinion is being furnished to you in connection with the Registration Statement, the Base Prospectus and the Prospectus Supplement.

In rendering the opinions expressed below, we have examined physical or electronic copies of:

1.	The Registration Statement;

2.	The Base Prospectus;

3.	The Prospectus Supplement;

4.	Resolutions of the Board of Directors of the Company (the “Board”) approving this transaction and the execution of the Transaction Documents;

5.	The Purchase Agreement;

6.	Placement Agency Agreement;

7.	The Pre-Funded Warrants;

366 Madison Avenue 3rd Floor New York, NY 10017 tel: (212) 588-0022 fax: (212) 826-9307

8.	The documents which have previously been filed by the Company with the SEC via the SEC’s EDGAR system and which are incorporated by reference in the Registration Statement; and

9.	Such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents and corporate records that we have examined, (ii) the genuineness of all signatures, (iii) the legal capacity of all natural persons, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (vi) the authenticity of the originals of such documents, (vi) the due authorization of the Pre-Funded Warrants and (vii) the valid issuance of the Pre-Funded Warrants pursuant to the terms of the Purchase Agreement. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and have assumed that such statements and representations are true, correct and complete without regard to any qualification as to knowledge or belief. Our opinion is conditioned upon, among other things, the initial and continuing truth, accuracy, and completeness of the items described above on which we are relying.

You are advised that we are members of the Bar of the State of New York. We express no opinion concerning any matters respecting or affected by any laws other than laws that a lawyer in New York exercising customary professional diligence would reasonably recognize as being directly applicable to the transactions contemplated by the Placement Agency Agreement, the Purchase Agreement, and the Pre-Funded Warrants (collectively, the “Transaction Documents”). Because the agreements governing the Pre-Funded Warrants contain a provision stating that they are to be governed by the laws of the State of New York, we are rendering this opinion as to New York law. We express no opinion as to any county, municipal, city, town or village ordinance, rule, regulation or administrative decision. With respect to (i) the Shares and the Pre-Funded Warrants being duly and validly issued, fully paid and non-assessable and (ii) the Pre-Funded Warrant Shares being duly and validly issued, fully paid and non-assessable upon the exercise of the Pre-Funded Warrants, we have relied on the opinion of Mourant Ozannes (Cayman) LLP filed as Exhibit 5.1 to the Company’s Report of Foreign Private Issuer on Form 6-K filed on June 18, 2026.

Based upon and subject to the foregoing, we are of the opinion that the Pre-Funded Warrants, if and when issued, delivered and paid for as contemplated by the terms of the Transaction Documents, will be valid and binding obligations of the Company enforceable against the Company in accordance with their terms except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and (d) we have assumed the Exercise Price (as defined in the Pre-Funded Warrants) will not be adjusted to an amount below the par value per share of the Class A Ordinary Shares.

Notwithstanding anything in this letter which might be construed to the contrary, our opinion herein is expressed solely with respect to the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof. Our opinion represents only our interpretation of the law and has no binding, legal effect on any court. It is possible that one or more courts may sustain such contrary positions. Our opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise this opinion to reflect any changes, including changes which have retroactive effect (i) in applicable law or (ii) in any fact, information, document, corporate record, covenant, statement, representation, or assumption stated herein that becomes untrue, incorrect or incomplete.

This letter is furnished to you for use in connection with the Registration Statement, the Base Prospectus and the Prospectus Supplement and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. We hereby consent to the filing of this opinion as an exhibit to a Report of Foreign Private Issuer on Form 6-K that is incorporated by reference in the Registration Statement and to the use of our name in the Registration Statement, the Base Prospectus and the Prospectus Supplement wherever it appears. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Sincerely,

/s/ Ortoli Rosenstadt LLP
Ortoli Rosenstadt LLP